CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 356 to Registration Statement No. 333-178833 on Form N-1A of our report dated August 28, 2018, relating to the financial statements and financial highlights of the Swan Defined Risk Fund, Swan Defined Risk Emerging Markets Fund, Swan Defined Risk Foreign Developed Fund and Swan Defined Risk U.S Small Cap Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2018, and to the references to us under the headings "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

November 2, 2018